Exhibit 10.25

 LOAN NUMBER        LOAN NAME                ACCT, NUMBER        NOTE DATE
   1542182       American Physicians                              04/15/04
                 Services Group, Inc.

 NOTE AMOUNT        INDEX (w/Margin)             RATE          MATURITY DATE
$3,000,000.00      Wall Street Journal           4.25%            04/15/05


 INITIALS          LOAN PURPOSE
   JDL              Commercial




                                 PROMISSORY NOTE

                  (Commercial - Revolving Draw - Variable Rate)

                                  RENEWAL NOTE



DATE AND PARTIES. The date of this Promissory Note (Note) is April 1 5, 2004. The parties and their addresses are:

LENDER:

PLAINSCAPITAL BANK

2705 Bee Cave Rd, Suite 120

Austin, Texas 78746

Telephone: (512) 494-8000



BORROWER:

AMERICAN PHYSICIANS SERVICES GROUP, INC.

a Texas Corporation

1301 Capital of Texas Highway

Austin, Texas 78746

1. DEFINITIONS. As used in this Note, the terms have the following meanings:

A. Pronouns. The pronouns "I," "me," and "my" refer to each Borrower signing this Note, individually and together with their heirs, successors and assigns, and each other person or legal entity (including guarantors, endorsers, and sureties) who agrees to pay this Note. "You" and "Your" refer to the Lender, with its participants or syndicators, successors and assigns, or any person or company that acquires an interest in the Loan.

B. Note. Note refers to this document, and any extensions, renewals, modifications and substitutions of this Note.

C. Loan. Loan refers to this transaction generally, including obligations and duties arising from the terms of all documents prepared or submitted for this transaction such as applications, security agreements, disclosures or notes, and this Note.

D. Property. Property is any property, real, personal or intangible, that secures my performance of the obligations of this

Loan.

E. Percent. Rates and rate change limitations are expressed as annualized percentages.

2. RENEWAL. This Note is a renewal of the following described note:

Note Date                           Note Number                    Note Amount

November 12, 2003                      #1542182                  $3,000,000.00



I have requested that the note listed in the table above be renewed. The remaining balance of the note listed in the table above is $000.

3. PROMISE TO PAY. For value received, I promise to pay you or your order, at your address, or at such other location as you may designate, amounts advanced from time to time under the terms of this Note up to the maximum outstanding principal balance of $3,000,000.00 (Principal), plus interest from the date of disbursement, on the unpaid outstanding Principal balance until this Note matures or this obligation is accelerated.

I may borrow up to the Principal amount more than one time.

All advances made will be made subject to all other terms and conditions of this Loan.

4. INTEREST. Interest will accrue on the unpaid Principal balance of this Note at the rate of 4.25 percent (Interest Rate) until May 15, 2004, after which time it may change as described in the Variable Rate subsection.

A. Post-Maturity Interest. After maturity or acceleration, interest will accrue on the unpaid Principal balance of this Note at 18,000 percent until paid in full.

B. Maximum Interest Amount. Any amount assessed or collected as interest under the terms of this Note or obligation will be limited to the Maximum Lawful Amount of interest allowed by state or federal law. Amounts collected in excess of the Maximum Lawful Amount will be applied first to the unpaid Principal balance. Any remainder will be refunded to me, The maximum interest rate producing the Maximum Lawful Amount will be the weekly ceiling rate announced by the Credit Commissioner from time to time hereafter,

C. Statutory Authority. The amount assessed or collected on this Note is authorized by the Texas usury laws under Tex. Fin. Code, Ch. 303, The provisions of Tex, Fin. Code, Ch. 346 do not apply to this Note.

D. Accrual. During the scheduled term of this Loan interest accrues using an Actual/360 days counting method.

E. Variable Rate. The Interest Rate may change during the term of this transaction.

(1) Index. Beginning with the first Change Date, the Interest Rate will be based on the following index: the highest base rate on corporate loans posted by at least 75% of the nation's 30 largest banks that The Wall Street Journal publishes as the Prime Rate.

The Current Index is the most recent index figure available on each Change Date. You do not guaranty by selecting this Index, or the margin, that the Interest Rate on this Note will be the same rate you charge on any other loans or class of loans you make to me or other borrowers. If this Index is no longer available, you will substitute a similar index. You will give me notice of your choice.

American Physicians Services Group, Inc.

Texas Promissory Note        Initials

                                    /s/ WHH                           Page 1

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(2) Change Date. Each date on which the Interest Rate may change is called a
Change Date. The Interest Rate may change May 15, 2004 and monthly thereafter.

(3) Calculation Of Change. On each Change Date, you will calculate the Interest Rate, which will be the Current Index.

The result of this calculation will be rounded to the nearest .001 percent. Subject to any limitations, this will be the

Interest Rate until the next Change Date, The new Interest Rate will become effective on each Change Date. The

Interest Rate and other charges on this Note will never exceed the highest rate or charge allowed by law for this Note.

(4) Limitations. The Interest Rate changes are subject to the following limitations:

(a) Lifetime. The Interest Rate will never be greater than 18.000 percent or less than 4.250 percent.

(5) Effect Of Variable Rate. A change in the Interest Rate will have the following effect on the payments: The amount of scheduled payments and the amount of the final payment will change.

5. REMEDIAL CHARGES. In addition to interest or other finance charges, I agree that I will pay these additional fees based on my method and pattern of payment. Additional remedial charges may be described elsewhere in this Note.

A. Returned Check Charge. I agree to pay a fee not to exceed $25.00 for each check, negotiable order of withdrawal or draft I issue in connection with this Loan that is returned because it has been dishonored.

B. Stop Payment. A(n) Stop Payment equal to $25.00.

6. GOVERNING AGREEMENT. This Note is further governed by the Commercial Loan Agreement executed between you and me as part of this Loan, as modified, amended or supplemented. Upon execution of this Note, I represent that I have reviewed and am in compliance with the terms contained in the Commercial Loan Agreement,

7. PAYMENT. I agree to pay this Note on demand, but if no demand is made, I agree to pay all accrued interest on the balance outstanding from time to time in regular payments beginning May 1 5, 2004, then on the same day of each month thereafter. Any payment scheduled for a date falling beyond the last day of the month, will be due on the last day. A final payment of the entire unpaid outstanding balance of Principal and interest will be due April 15, 2005.

Payments will be rounded to the nearest $01. With the final payment I also agree to pay any additional fees or charges owing and the amount of any advances you have made to others on my behalf. Payments scheduled to be paid on the 29th, 30th or 31st day of a month that contains no such day will, instead, be made on the last day of such month.

Interest payments will be applied first to any charges I owe other than late charges, then to accrued, but unpaid interest, then to late charges. Principal payments will be applied first to the outstanding Principal balance, then to any late charges, If you and I agree to a different application of payments, we will describe our agreement on this Note. The actual amount of my final payment will depend on my payment record.

8. PREPAYMENT. I may prepay this Loan in full or in part at any time. Any partial prepayment will not excuse any later scheduled payments until I pay in full.

9. LOAN PURPOSE. The purpose of this Loan is to renew a $3,000M line of credit to support temporary working capital.

10. WAIVERS AND CONSENT. To the extent not prohibited by law, I waive protest, presentment for payment, demand, notice of acceleration, notice of intent to accelerate and notice of dishonor.

A. Additional Waivers By Borrower. In addition, I, and any party to this Note and Loan, to the extent permitted by law, consent to certain actions you may take, and generally waive defenses that may be available based on these actions or based on the status of a party to this Note.

(1) You may renew or extend payments on this Note, regardless of the number of such renewals or extensions.

(2) You may release any Borrower, endorser, guarantor, surety, accommodation maker or any other co-signer.

(3) You may release, substitute or impair any Property securing this Note.

(4) You, or any institution participating in this Note, may invoke your right of set-off.

(5) You may enter into any sales, repurchases or participations of this Note to any person in any amounts and I waive notice of such sales, repurchases or participations.

(6) I agree that any of us signing this Note as a Borrower is authorized to modify the terms of this Note or any instrument securing, guarantying or relating to this Note.

B. No Waiver By Lender. Your course of dealing, or your forbearance from, or delay in, the exercise of any of your rights, remedies, privileges or right to insist upon my strict performance of any provisions contained in this Note, or other Loan documents, shall not be construed as a waiver by you, unless any such waiver is in writing and is signed by you.
11. APPLICABLE LAW. This Note is governed by the laws of Texas, the United States of America and to the extent required, by the laws of the jurisdiction where the Property is located, In the event of a dispute, the exclusive forum, venue and place of jurisdiction will be in Texas, unless otherwise required by law.

12. JOINT AND INDIVIDUAL LIABILITY AND SUCCESSORS. My obligation to pay this Loan is independent of the obligation of any other person who has also agreed to pay it. You may sue me alone, or anyone else who is obligated on this Loan, or any number of us together, to collect this Loan. Extending this Loan or new obligations under this Loan, will not affect my duty under this Loan and I will still be obligated to pay this Loan. The duties and benefits of this Loan will bind and benefit the successors and assigns of you and me.

13. AMENDMENT. INTEGRATION AND SEVERABILITY. This Note may not be amended or modified by oral agreement. No amendment or modification of this Note is effective unless made in writing and executed by you and me. This Note is the complete and final expression of the agreement. If any provision of this Note is unenforceable, then the unenforceable provision will be severed and the remaining provisions will still be enforceable.

14. INTERPRETATION. Whenever used, the singular includes the plural and the plural includes the singular. The section headings are for convenience only and are not to be used to interpret or define the terms of this Note.

15. NOTICE, FINANCIAL REPORTS AND ADDITIONAL DOCUMENTS. Unless otherwise required by law, any notice will be given by delivering it or mailing it by first class mail to the appropriate party's address listed in the DATE AND PARTIES section, or to any other address designated in writing. Notice to one party will be deemed to be notice to all parties. I will inform you in writing of any change in my name, address or other application information. I agree to sign, deliver, and file any additional documents or certifications that you may consider necessary to perfect, continue, and preserve my obligations under this Loan and to confirm your lien status on any Property. Time is of the essence.

16. CREDIT INFORMATION. I agree to supply you with whatever information you reasonably feel you need to decide whether to continue this Loan. You will make requests for this information without undue frequency, and will give me reasonable time in which to supply the information.

American Physicians Services Group, Inc.

Texas Promissory Note                 Initials                           Page 2

                                                                       /s/ WHH

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17. ERRORS AND OMISSIONS. I agree, if requested by you, to fully cooperate in the correction, if necessary, in the reasonable discretion of you of any and all loan closing documents so that all documents accurately describe the Joan between you and me. I agree to assume all costs including by way of illustration and not limitation, actual expenses, legal fees and marketing losses for failing to reasonably comply with your requests within thirty (30) days.

THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

18. SIGNATURES. By signing, I agree to the terms contained in this Note. I also acknowledge receipt of a copy of this Note.

BORROWER:

American Physicians        Services Group, Inc.

By     Kenneth S. Shifrin, Chairman of the Board, CEO and President

           /s/ Kenneth S. Shifrin



By     William H. Hayes, Senior Vice-President-Finance, Secretary

         /s/ William H. Hayes



Texas Promissory Note                 Initials                        Page 3

                                                                     /s/ WHH